Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Completes $491 Million Purchase of 25 Independent Living Facilities From Affiliate of Holiday Retirement

- Achieves better-than-expected pricing on new term loan tranche -

MURFREESBORO, Tenn. - (December 23, 2013) National Health Investors, Inc. (NYSE:NHI) announced today it has completed the previously announced purchase of 25 independent living facilities from Holiday Acquisition Holdings LLC, an affiliate of Holiday Retirement, for a purchase price of $491 million plus transaction costs. The facilities will continue to be operated by affiliates of Holiday Retirement pursuant to a new 17-year master lease.

On November 27, 2013, NHI received $282 million in net proceeds from a public offering of 5,175,000 shares of NHI's common stock. The acquisition was funded with cash and $250 million from a new term loan related to NHI's updated and amended senior unsecured bank credit facility. The new term loan provides for interest of 175 basis points over LIBOR and matures in June 2018, which is a reduction from the previously disclosed pricing of 225 basis points over LIBOR. Wells Fargo Bank, BMO Capital Markets, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and KeyBank National Association served as arrangers and agents to amend the existing credit facility and expand the syndicate of banks to provide the new term loan.

Justin Hutchens, NHI’s CEO and President, noted, “The acquisition of these 25 independent living communities provides substantial geographic, asset class and operator diversification on a very accretive basis. We were able to conservatively fund the acquisition with strong execution on the equity offering and better-than-expected pricing on our new term loan tranche. These transactions will be instrumental in supporting our growth in 2014.”

About National Health Investors

National Health Investors, Inc. (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. www.nhireit.com

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI’s web site at www.nhireit.com.